                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)*

                            Bristol Hotels & Resorts
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   110041-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Thomas W. Bark, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 326-3800
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
  Communications)

                                  April 3, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
-TM-.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.



---------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages

--------------------------                              ------------------------
CUSIP NO. 110041-10-0                     13D                 Page 2 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             United/Harvey Holdings, L.P.  75-2567649
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)/ /
                                                                        (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------

     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 17 Pages

------------------------------                          ------------------------
 CUSIP NO. 110041-10-0                   13D                 Page 3 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Genpar, L.P.  75-2529929
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)/ /
                                                                     (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0

--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 17 Pages

---------------------------                             ------------------------
 CUSIP NO. 110041-10-0                   13D                 Page 4 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             HH Genpar Partners  75-2462315
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)/ /
                                                                       (b)/X/

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 17 Pages

---------------------------                                 --------------------
 CUSIP NO. 110041-10-0                    13D                 Page 5 of 17 Pages
-------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Hampstead Associates, Inc.  75-2257159
-------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)/ /
                                                                       (b)/X/
-------------------------------------------------------------------------------
     3       SEC USE ONLY
-------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
-------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
-------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
-------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              -------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     -------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              -------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 17 Pages

---------------------------                            -------------------------
 CUSIP NO. 110041-10-0                    13D                 Page 6 of 17 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             RAW Genpar, Inc.  75-2462326
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) / /
                                                                         (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 17 Pages

-------------------------                                -----------------------
 CUSIP NO. 110041-10-0                   13D                 Page 7 of 17 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             InMed, Inc.  75-2295584

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                     (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Texas
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              -------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     -------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              -------------------------------------------------
                              10     SHARED DISPOSITIVE POWER

                                     Common Stock                    0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*

--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 17 Pages

--------------------------                                  --------------------
 CUSIP NO. 110041-10-0                    13D                 Page 8 of 17 Pages
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Donald J. McNamara
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                        (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------

     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              -------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     -------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              -------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
-------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
-------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
-------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
-------------------------------------------------------------------------------

     14      TYPE OF REPORTING PERSON*

             IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 17 Pages

-----------------------------                          ------------------------
CUSIP NO. 110041-10-0                13D                     Page 9 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Robert A. Whitman
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/ /
                                                                         (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 17 Pages

------------------------                                ------------------------
CUSIP NO. 110041-10-0                  13D                   Page 10 of 17 Pages
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Daniel A. Decker
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)/ /
                                                                         (b)/X/
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             OO
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) or 2(e)
--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------

                              7     SOLE VOTING POWER

                                                                     0
                              --------------------------------------------------
 NUMBER OF                    8     SHARED VOTING POWER
 SHARES
 BENEFICIALLY                       Common Stock                     0
 OWNED BY                     --------------------------------------------------
 EACH REPORTING               9     SOLE DISPOSITIVE POWER
 PERSON WITH
                                                                     0
                              --------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

                                    Common Stock                     0
--------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             Common Stock                        0
--------------------------------------------------------------------------------

     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*
--------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             Common Stock                        0%
--------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 17 Pages

                         AMENDMENT NO. 2 TO SCHEDULE 13D

                  This Amendment No. 2 ("Amendment No. 2") relates to the statements on Schedule 13D (the "Schedule 13D") and Amendment No. 1 to Schedule 13D with respect to the shares of Common Stock, par value $0.01 per share (the "Shares"), of Bristol Hotels & Resorts, a Delaware corporation (the "Company"), as previously filed by (i) United/Harvey Holdings, L.P., a Delaware limited partnership ("Holdings"); (ii) Hampstead Genpar, L.P., a Delaware limited partnership ("Hampstead"); (iii) HH Genpar Partners, a Texas general partnership ("HH Genpar"); (iv) Hampstead Associates, Inc., a Texas corporation ("Associates"); (v) RAW Genpar, Inc., a Texas corporation ("RAW Genpar"); (vi) InMed, Inc., a Texas corporation ("InMed"); (vii) Donald J. McNamara; (viii) Robert A. Whitman; and (ix) Daniel A. Decker. Each of Messrs. McNamara, Whitman and Decker is a United States citizen. Holdings, Hampstead, HH Genpar, Associates, RAW Genpar, InMed and Messrs. McNamara, Whitman and Decker are referred to herein collectively as the "Reporting Persons."

                  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. Item 5 of the Schedule 13D is amended and supplanted as follows:

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  Holdings tendered all of its shares of Common Stock of the Company pursuant to the tender offer by BHR North America, Inc. ("BHR"), an indirect, wholly owned subsidiary of Bass PLC, and such shares were accepted for payment by BHR on April 3, 2000. Each Reporting Person has ceased to be the beneficial owner of more than 5% of the Common Stock.


                               Page 11 of 17 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                UNITED/HARVEY HOLDINGS, L.P.

                                By:   Hampstead Genpar, L.P.
                                      Its General Partner

                                      By:  HH Genpar Partners
                                           Its General Partner

                                           By:   Hampstead Associates, Inc.
                                                 Its Managing General Partner

                                                 By: /s/ Daniel A. Decker
                                                    ---------------------------
                                                      Daniel A. Decker
                                                      Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                 HAMPSTEAD GENPAR, L.P.

                                 By:  HH Genpar Partners
                                      Its General Partner

                                      By:   Hampstead Associates, Inc.
                                            Its Managing General Partner

                                            By:  /s/ Daniel A. Decker
                                                 ---------------------------
                                                 Daniel A. Decker
                                                 Executive Vice President


                               Page 12 of 17 Pages

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                         HH GENPAR PARTNERS

                                         By:   Hampstead Associates, Inc.
                                               Its Managing General Partner

                                               By:  /s/ Daniel A. Decker
                                                    ---------------------------
                                                    Daniel A. Decker
                                                    Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                      HAMPSTEAD ASSOCIATES, INC.

                                      By:   /s/ Daniel A. Decker
                                            ---------------------------
                                            Daniel A. Decker
                                            Executive Vice President

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                   INMED, INC.

                                   By:   /s/ Daniel A. Decker
                                         ----------------------------
                                         Daniel A. Decker
                                         President


                               Page 13 of 17 Pages

                  After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                                     /s/ Donald J. McNamara
                                                     -------------------------
                                                     Donald J. McNamara

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Robert A. Whitman.

Date:  April 13, 2000

                                                     /s/ Daniel A. Decker
                                                     ---------------------------
                                                     Daniel A. Decker


                               Page 14 of 17 Pages

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of it and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker.

Date:  April 13, 2000

                                                     RAW GENPAR, INC.

                                                     By:  /s/ Robert A. Whitman
                                                          ----------------------
                                                          Robert A. Whitman
                                                          President

                  After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct and agrees that this statement may be jointly filed on behalf of him and each of United/Harvey Holdings, L.P., Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara and Daniel A. Decker.

Date:  April 13, 2000

                                                     /s/ Robert A. Whitman
                                                     -------------------------
                                                     Robert A. Whitman

                               Page 15 of 17 Pages